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                                                                                          EXHIBIT 11
                                      OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                                        Computation of Earnings Per Common Share


                                                          Three Months Ended        Nine Months Ended
                                                               September 30            September 30
                                                        -----------------------   -----------------------
                                                            1996         1995        1996          1995
                                                        ----------   ----------   ----------   ----------
Primary (for Statement of Operations):
     Net earnings                                       $  410,369      164,278      829,828      473,467
     Preferred stock dividends                             101,885            0      174,785            0
                                                        ----------   ----------   ----------   ----------
     Net earnings to  common shareholders                  308,484      164,278      655,043      473,467

     Shares:
       Weighted average number of shares outstanding     5,420,710    4,698,803    4,952,682    4,690,476
       Assuming exercise of warrants and options,
       net
         of number of shares which could have been
         purchased with the exercise of such options
         (using average price for the                      178,428      112,515      161,763      109,735
       period)
                                                        ----------   ----------   ----------   ----------
       Weighted average number of shares,  adjusted      5,599,138    4,811,318    5,114,445    4,800,211
                                                        ----------   ----------   ----------   ----------

     Primary earnings per common share
       and common equivalent share:
       Net earnings (loss)                              $     0.06         0.03   $     0.13         0.10
                                                        ==========   ==========   ==========   ==========


Assuming full dilution (for Statement of Operations):
     Net earnings                                       $  410,369      164,278      829,828      473,467
     Preferred stock dividends                             101,885            0      174,785            0
                                                        ----------   ----------   ----------   ----------
     Net earnings  to common shareholders                  308,484      164,278      655,043      473,467

     Shares:
       Weighted average number of shares outstanding     5,420,710    4,698,803    4,952,682    4,690,476
       Assuming exercise of warrants and options,
       net
         of number of shares which could have been
         purchased with the exercise of such options
         (using closing market price)                      183,837      137,692      183,712      137,637
                                                        ----------   ----------   ----------   ----------
       Weighted average number of shares,  adjusted      5,604,547    4,836,495    5,136,394    4,828,113
                                                        ----------   ----------   ----------   ----------

     Primary earnings per common share
       and common equivalent share:
       Net earnings (loss)                               $0.06 (a)     0.03 (a)    $0.13 (a)     0.10 (a)
                                                        ==========   ==========   ==========   ==========


(a)  This calculation is submitted in accordance with Regulation S-B item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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